                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                          Date of Report: July 2, 1997

                 Date of Earliest Event Reported: June 17, 1997

                                 H&R BLOCK, INC.
             (Exact name of registrant as specified in its charter)

                                    Missouri
         (State or other jurisdiction of incorporation or organization)

           1-6089                                          44-0607856
  (Commission File Number)                  (I.R.S. Employer Identification No.)

                  4400 Main Street, Kansas City, Missouri 64111
           (Address of principal executive office, including zip code)

                                 (816) 753-6900
              (Registrant's telephone number, including area code)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                  (a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

                           The audited financial statements of Option One
Mortgage Corporation for the years ended December 31, 1996 and 1995, together with the Independent Auditors' Report, and the unaudited financial statements for the three months ended March 31, 1997, and 1996 are filed as part of this Current Report on Form 8-K.

                  (b)      PRO FORMA FINANCIAL INFORMATION.

                           The unaudited pro forma financial statements of H&R
Block, Inc. for the year ended April 30, 1997 are filed as part of this Current Report on Form 8-K.

                  (c)      EXHIBITS.

                           The Exhibits listed in the Exhibit Index are filed as
part of this Current Report on Form 8-K.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     H&R BLOCK, INC.

                                   By: /s/ Frank L. Salizzoni
                                       -------------------------
                                       Frank L. Salizzoni
                                       President and Chief Executive Officer

Date:   August 8, 1997

                                 H & R BLOCK

                        Index to Financial Statements

                                                                           Page
                                                                           ----
Option One Mortgage Corporation

   Unaudited Balance Sheets as of March 31, 1996 and 1997.................. F-2

   Unaudited Statements of Earnings for the three months ended
      March 31, 1996 and March 31, 1997.................................... F-3

   Unaudited Statements of Cash Flows for the three months ended
      March 31, 1996 and March 31, 1997.................................... F-4

   Notes to Unaudited Financial Statements................................. F-5

   Independent Auditor's Report............................................ F-6

   Balance Sheets as of December 31, 1996 and 1995......................... F-7

   Statements of Earnings for the year ended December 31, 1996, the period from March 3, 1995 to December 31, 1995, and the period from
      January 1, 1995 to March 2, 1995..................................... F-8

   Statements of Stockholder Equity for the year ended December 31, 1996, the period from March 3, 1995 to December 31, 1995, and the period from January 1, 1995 to March 2, 1995................................ F-9

   Statements of Cash Flows for the year ended December 31, 1996, the period from March 3, 1995 to December 31, 1995, and the period from January 1, 1995 to March 2, 1995................................ F-10

   Notes to Financial Statements........................................... F-11

H & R Block, Inc. (Pro Forma)

   Description of Transaction.............................................. F-33

   Pro Forma Financial Statement Assumptions............................... F-33

   Pro Forma Consolidated Balance Sheet as of April 30, 1997............... F-34

   Notes to Pro Forma Consolidated Balance Sheet........................... F-35

   Pro Forma Consolidated Statement of Earnings for the year ended
      April 30, 1997....................................................... F-36

   Notes to Pro Forma Consolidated Statement of Earnings................... F-37

                        OPTION ONE MORTGAGE CORPORATION
                           (A Wholly Owned Subsidiary
                   of Fleet Holding Corporation, Rhode Island

                                 BALANCE SHEETS

                                                                 MARCH 31,           MARCH 31,
                                                                   1997                1996
                                                             ----------------    ----------------
                           Assets

Cash and cash equivalents                                       $   9,112,547    $  1,398,184
Loans receivable held for sale, net                                86,180,969      63,201,496
Accrued interest receivable                                         1,369,342         279,994
Real estate owned                                                     318,465         192,785
Receivable from affiliates                                             84,354         167,089
Prepaid expenses and other assets                                  13,544,435       6,522,454
Purchased mortgage servicing rights, net                            1,994,419       2,858,559
Originated mortgage servicing rights, net                           7,095,082       3,385,983
Residual interests in securitization                               21,298,507            --
Office property, and equipment                                      3,144,008       4,671,548
Goodwill, net                                                      15,390,052      16,581,540
                                                                -------------    ------------
                                                                $ 159,532,180    $ 99,259,632
                                                                =============    ============

            Liabilities and Stockholder's Equity

Borrowings from parent                                          $ 100,288,077  $ 73,673,126
Income taxes payable                                               13,803,875     3,244,886
Accounts payable and other liabilities                              7,151,120     4,130,082
Deferred income taxes payable                                          24,883    (1,812,350)
                                                                -------------  ------------
                                                                  121,267,955    79,235,744

Stockholder's equity:
Common stock, $.01 par value per share.  Authorized
   1,000,000 shares; issued and outstanding 250,000 shares              2,500         2,500
Additional paid-in capital                                         22,778,500    22,778,500
Retained earnings                                                  15,483,225    (2,721,112)
                                                                -------------  ------------
                                                                   38,264,225    20,059,888

                                                                $ 159,532,180  $ 99,295,632
                                                                =============  ============

                         OPTION ONE MORTGAGE CORPORATION
                           (A Wholly Owned Subsidiary
                   of Fleet Holding Corporation, Rhode Island)

                             STATEMENTS OF EARNINGS

                                                 3 MONTHS           3 MONTHS
                                                   ENDED              ENDED
                                               MARCH 31, 1997     MARCH 31, 1996
                                               --------------     --------------

Revenues:
    Net gain on sale of loans                   $15,240,366       $ 3,041,938
    Interest on loans                             4,533,709         2,439,750
    ABS interest income, net                        668,536             --
    Service fee income, net                       2,789,492         1,802,140
    Other income                                    403,572           148,655
                                                -----------       -----------
                                                 23,635,675         7,432,483
Expenses:
    Employee compensation and benefits          $ 5,934,358       $ 2,723,797
    Interest expense                              2,979,090         1,428,480
    Office and occupancy expense                  2,225,331         1,376,321
    Other operating expenses                        834,679           515,419
    Provision (credit) for loan losses              295,647           370,916
    Amortization of goodwill                        297,872           272,428
    Advertising and promotion                        82,835            91,799
    Legal and professional services                 225,552            65,473
                                                -----------       -----------
                                                 12,875,364         6,844,633

         Earnings before income taxes            10,760,311           587,850
                                                -----------       -----------

Income taxes                                      4,627,768           359,706
                                                -----------       -----------

         Net earnings                           $ 6,132,543       $   228,144
                                                ===========       ===========

                         OPTION ONE MORTGAGE CORPORATION
                           (A Wholly Owned Subsidiary
                   of Fleet Holding Corporation, Rhode Island)

                            STATEMENTS OF CASH FLOWS

                                                                                                   3 MONTHS           3 MONTHS
                                                                                                     ENDED              ENDED
                                                                                                 MARCH 31, 1997     MARCH 31, 1996
                                                                                                 ---------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                                                        $  6,132,543    $     228,142
Adjustments to reconcile net earnings to net cash provided by (used in)
      operating activities:
  Depreciation and amortization                                                                       (2,536,334)         305,903
  Deferred income taxes                                                                                   17,600        (560,901)
  Capitalized servicing                                                                                2,356,120         (180,442)
  Provision (credit) for estimated losses                                                             (1,116,802)         (45,407)
  Loans originated or acquired                                                                      (367,301,000)    (169,184,000)
  Proceeds on loan sales                                                                             359,510,822      151,593,480
  Residual interests in securitization                                                                  (904,600)             --
  Decrease (increase) in real estate owned                                                               172,159        (149,358)
  Decrease in accrued interest receivable                                                                121,072         519,243
  Increase in prepaid expenses and other assets                                                         (438,546)        (17,976)
  Increase (decrease) in income taxes payable                                                          3,694,794        (448,114)
  Increase in accounts payable and other liabilities                                                   1,266,959         201,449
                                                                                                     -----------     -----------
    Net cash provided by (used in) operating activities                                                  974,787     (17,737,981)
                                                                                                     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of office property and equipment                                                              2,844,878        (329,014)
Payoffs and amortization of loans receivable held for sale                                             9,137,809       7,387,065
                                                                                                     -----------     -----------
  Net cash provided by investing activities                                                           11,982,687       7,058,051
                                                                                                     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from parent, net                                                                           (6,776,555)     17,656,625
Dividends paid                                                                                                --      (7,000,000)
                                                                                                     -----------     -----------
  Net cash provided by (used in) financing activities                                                 (6,776,555)     10,656,625
                                                                                                     -----------     -----------
Net increase (decrease) in cash                                                                        6,180,919         (23,305)

Cash, beginning of period                                                                              2,931,629       1,421,489
                                                                                                     -----------     -----------
Cash, end of period                                                                                 $  9,112,548    $  1,398,184
                                                                                                    ============    ============


Supplemental cash flow disclosure:
   Interest paid                                                                                    $  2,979,090    $  1,428,480
   Income taxes paid                                                                                     930,997         565,532

                         OPTION ONE MORTGAGE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                    Unaudited

1. The Balance Sheet as of March 31, 1997, and 1996 the Statements of Earnings for the three months ended March 31, 1997 and 1996 and the Statements of Cash Flows for the three months ended March 31, 1997 and 1996 have been prepared by Option One Mortgage Corporation (the "Company"), without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 1997 and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto in the Company's December 31, 1996 audited financial statements included with this Current Report on Form 8-K/A.

 2. On January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement requires that, after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, and derecognize financial assets when control has been surrendered. The adoption of this statement has not had a material impact on the Company or its results of operations.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Option One Mortgage Corporation:

                  We have audited the accompanying balance sheets of Option One Mortgage Corporation (the Company) as of December 31, 1996 and 1995 and the related statements of earnings, stockholder's equity and cash flows for the year ended December 31, 1996 and for the period from March 3, 1995 to December 31, 1995 (Successor period) and from January 1, 1995 to March 2, 1995 (Predecessor period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Option One Mortgage Corporation as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period from March 3, 1995 to December 31, 1995 (Successor period) and from January 1, 1995 to March 2, 1995 (Predecessor period) in conformity with generally accepted accounting principles.

                  As discussed in note 2 to the financial statements, effective March 3, 1995, Fleet National Bank, Rhode Island acquired all of the outstanding stock of Option One Mortgage Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. Effective September 27, 1995, Fleet National Bank, Rhode Island transferred its investment in the Company to one of its wholly owned subsidiaries, Fleet Holding Corporation.

                                                 /s/ KPMG Peat Marwick LLP

Orange County, California

February 18, 1997
                                      F-6

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)


                                Balance Sheets
                          December 31, 1996 and 1995

                               Assets                                             1996                     1995
                                                                           ------------------       ------------------
Cash and cash equivalents                                               $        2,931,629                1,421,489
Loans receivable held for sale, net (note 3)                                    86,411,797               52,952,634
Accrued interest receivable                                                      1,490,415                  799,237
Real estate owned (note 5)                                                         490,625                   43,427
Receivable from affiliates                                                          70,447                  358,466
Prepaid expenses and other assets (note 4)                                      13,053,042                6,146,009
Purchased mortgage servicing rights, net (note 4)                                2,198,809                3,112,046
Originated mortgage servicing rights, net (note 4)                               6,224,373                2,973,183
Residual interests in securitization (note 5)                                   20,393,907                    --
Deferred taxes (note 10)                                                             --                   1,251,448
Office property, building and equipment (note 7)                                 6,177,116                4,354,879
Goodwill, net of accumulated amortization of $2,184,394 and
    $1,018,350, respectively (note 2)                                           15,687,925               17,311,953
                                                                           ------------------       -----------------
                                                                        $      155,130,085               90,724,771
                                                                           ==================       ==================

                Liabilities and Stockholder's Equity

Borrowings from parent company (note 8)                                 $      106,980,279               55,813,411
Income taxes payable (note 10)                                                  10,109,081                3,693,000
Accounts payable and other liabilities (note 9)                                  5,884,162                4,386,615
Deferred income taxes payable (note 10)                                             24,883                    --
                                                                           ------------------       ------------------
                                                                               122,998,405               63,893,026



Stockholder's equity:

    Common stock, $.01 par value per share.  Authorized
      1,000,000 shares; issued and outstanding 250,000 shares                        2,500                    2,500
    Additional paid-in capital                                                  22,778,500               22,778,500
    Retained earnings                                                            9,350,680                4,050,745
                                                                           ------------------       ------------------

                  Total stockholder's equity                                    32,131,680               26,831,745

Commitments and contingencies (notes 4, 9 and 13)
Subsequent event (note 14)
                                                                           ------------------       ------------------
                                                                        $      155,130,085               90,724,771
                                                                           ==================       ==================

See accompanying notes to financial statements.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                            Statements of Earnings


                                                                                   Period from                 Period from
                                                                                     March 3,                   January 1,
                                                         Year ended                  1995 to                     1995 to
                                                         December 31,              December 31,                  March 2,
                                                             1996                      1995                        1995
                                                      --------------------    ----------------------      --------------------
                                                                                    Successor                  Predecessor
                                                                              ----------------------      --------------------
Revenues:
     Gain on sales of loans (notes 4,5 and 11)     $        37,883,533                 19,538,436                 3,214,131
     Interest on loans                                      14,242,403                  9,768,251                   638,042
     Servicing fee income, net (notes 4 and 8)               7,893,744                  4,973,318                   523,484
     Other income (note 8)                                     723,075                    474,400                        --
                                                      --------------------    -----------------------      --------------------
                                                            60,742,755                 34,754,405                 4,375,657
                                                      --------------------    -----------------------      --------------------

Expenses:
     Employee compensation and benefits                     16,884,420                 10,607,475                 1,811,854
     Interest expense (note 8)                               8,543,910                  5,865,493                   342,611
     Office and occupancy expense (note 9)                   6,795,969                  3,797,584                   658,019
     Amortization of goodwill (note 2)                       1,166,044                  1,018,350                        --
     Provision (credit) for loan losses (note 3)               999,896                  1,107,451                   (19,010)
     Legal and professional services                           713,136                    168,883                    20,304
     Advertising and promotion                                 438,947                    360,049                    48,026
     Other operating expense (note 8)                        3,196,563                  1,545,729                    76,262
                                                      --------------------    -----------------------      --------------------
                                                            38,738,885                 24,471,014                 2,938,066
                                                      --------------------    -----------------------      --------------------

         Earnings before income taxes                       22,003,870                 10,283,391                 1,437,591

Income taxes (note 10)                                       9,703,935                  4,732,646                   595,000
                                                      --------------------    -----------------------      --------------------

         Net earnings                              $        12,299,935                  5,550,745                   842,591
                                                      ====================    =======================      ====================


See accompanying notes to financial statements

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                        Statements of Stockholder Equity
 Year ended December 31, 1996 and period from March 3, 1995 to December 31, 1995 and from January 1, 1995 to March 2, 1995



                                                                                 Additional                            Total
                                                  Common stock                    paid-In          Retained        stockholder's
                                             Shares            Amount              capital          earnings            equity
                                          ------------     -------------      --------------     ------------     ---------------
                Predecessor

Balance, December 31, 1994                   250,000       $     2,500            6,097,500        2,167,082           8,267,082

Net earnings for the period from
    January 1, 1995 to March 2, 1995              --                --                   --          842,591             842,591
                                          ------------      -------------      --------------     ------------     ---------------

Balance, March 2, 1995                       250,000             2,500            6,097,500        3,009,673           9,109,673

                 Successor

Application of purchase
    accounting in connection with
    acquisition by Fleet (note 2)                 --                --           16,681,000       (3,009,673)         13,671,327

Dividend paid                                     --                --                   --       (1,500,000)         (1,500,000)

Net earnings for the period from
    March 3, 1995 to December 31, 1995            --                --                   --        5,550,745           5,550,745
                                          ----------        ----------         ------------       ----------       -------------


Balance, December 31, 1995                   250,000             2,500           22,778,500        4,050,745          26,831,745

Dividend paid                                     --                --                   --       (7,000,000)         (7,000,000)

Net earnings for the year ended
    December 31,1996                              --                --                   --       12,299,935          12,299,935
                                          ------------      -------------      --------------     ------------     ---------------

Balance, December 31, 1996                   250,000       $     2,500           22,778,500        9,350,680          32,131,680
                                          ============     ==============      ==============     ============     ===============

See accompanying notes to financial statements.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                            Statements of Cash Flows

                                                                                                 Period from         Period from
                                                                       Year ended              March 3, 1995 to   January 1, 1995 to
                                                                       December 31,              December 31,          March 2,
                                                                          1996                       1995                1995
                                                                    ------------------         ---------------    -----------------
                                                                                                  Successor          Predecessor
                                                                                               ----------------   -----------------
Cash flows from operating activities:
  Net earnings                                                     $    12,299,935                5,550,745               842,591
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
     Depreciation and amortization                                       4,475,132                2,634,911               268,510
     Deferred income taxes                                               1,276,331                       --              (292,000)
     Capitalized servicing                                              (4,893,229)              (3,205,541)             (743,090)
     (Credit) provision for estimated losses                               999,896                1,107,451               (19,010)
     Loans originated or acquired                                   (1,005,456,804)            (642,110,504)         (107,875,007)
     Proceeds from loan sales                                          963,165,224              604,504,166           109,493,612
     Residual interests in securitization                              (20,393,907)                      --                  --
     Increase in accrued interest receivable                              (691,178)                (646,268)             (121,312)
     Increase in prepaid expenses and other assets                      (6,619,013)              (7,532,894)              (41,073)
     Increase in income taxes payable                                    6,416,081                3,693,000                  --
     (Decrease) increase in accounts payable and other
       liabilities                                                       1,955,532                2,301,210              (176,976)
                                                                    ------------------         ----------------   -----------------
                 Net cash provided by (used in)
                  operating activities                                 (47,466,000)             (33,703,724)            1,336,245
                                                                    ------------------         ----------------   -----------------
Cash flows from investing activities:
  Purchase of office property and equipment                             (2,576,049)                (337,276)              (96,463)
  Payoffs and amortization of loans receivable held for sale             6,207,134                3,586,298               729,488
  Sales of real estate owned                                             1,178,187                  124,283                  --
                                                                    ------------------         ----------------   -----------------
                 Net cash provided by investing activities               4,809,272                3,373,305               633,025
                                                                    ------------------         ----------------   -----------------

Cash flows from financing activities:
  Net increase in borrowings from parent                                51,166,868               33,150,386                  --
  Dividends paid to parent                                              (7,000,000)              (1,500,000)                 --
  Proceeds from participation interest sold to Bank                             --                       --           116,007,002
  Repurchase of participation interests sold to Bank                            --                       --          (116,102,677)
  Net increase in due to affiliate for loan fundings                            --                       --              (987,499)
  Decrease in payable to Bank, net                                              --                       --              (107,004)
  Payment to parent in connection with acquisition by

    Fleet                                                                       --                       --            (2,435,427)
                                                                    ------------------         ----------------   -----------------
               Net cash provided by (used in) financing
                 activities                                             44,166,868               31,650,386            (3,625,605)
                                                                    ------------------         ----------------   -----------------

               Net (decrease) increase in cash                           1,510,140                1,319,967            (1,656,335)

Cash, beginning of period                                                1,421,489                  101,522             1,757,857
                                                                    ------------------         ----------------   -----------------

Cash, end of period                                                 $    2,931,629                1,421,489               101,522
                                                                    ==================         ================   =================

Supplemental cash flow disclosure:

  Interest paid                                                     $    8,543,910                5,030,673               342,611
  Income taxes paid                                                      1,553,539                       --                    --
                                                                    ==================         ================   =================

Supplemental disclosure of noncash - transfers to real
  estate owned                                                      $    1,625,385                       --                    --
                                                                    ==================         ================   =================


See accompanying notes to financial statements.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                        Notes to Financial Statements

                          December 31, 1996 and 1995

(1)      Organization and Summary of Significant Accounting Policies

         Option One Mortgage Corporation (the Company) was incorporated in California on October 29, 1992 as a wholly owned subsidiary of Plaza Home Mortgage Corporation (PHMC). The Company became a wholly owned subsidiary of Plaza Home Mortgage Bank, F.S.B. (the Bank) on December 31, 1994. On March 3, 1995, Fleet National Bank, Rhode Island (Fleet) purchased all of the outstanding stock of PHMC. Therefore, the Company has become a wholly owned subsidiary of Fleet (note 2). On September 27, 1995, Fleet transferred its investment in the Company to a wholly owned subsidiary, Fleet Holding Corporation.

         The Company has provided statements of earnings, stockholder's equity, cash flows and related footnote disclosure for the period from March 3, 1995 to December 31, 1995 which represents the successor period and statements of earnings, stockholder's equity, cash flows and related footnote disclosure for the period from January 1, 1995 to March 2, 1995 which represent the predecessor period. As a result of the acquisition by Fleet, the successor period is presented on a different cost basis than that for the predecessor period and, therefore, is not comparable.

         The Company commenced operations on February 1, 1993, engaging in the origination, purchase, sale and servicing of single-family residential mortgage loans and mortgage-backed securities. The Company offers a flexible product line to borrowers who are creditworthy, but do not meet traditional underwriting criteria.

         Cash and Cash Equivalents

         For purposes of the statements of cash flows, the company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of cash on hand and in banks and money market accounts.

         Loans Receivable Held for Sale

         Interest on loans receivable held for sale is credited to income as earned. Interest is accrued only if deemed collectible.

         Mortgage loans held for sale are stated at the lower of amortized cost or market as determined by outstanding commitments from investors or current investor-yield requirements calculated on an aggregate basis.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         Gains or losses resulting from sales or securitization of mortgage loans are recognized at the date of settlement and are based on the difference between the selling price and the carrying value of the related loans sold and related transaction costs. Such gains and losses may be increased or decreased by the amount of any servicing released premiums received. Nonrefundable fees and direct costs associated with the origination of mortgage loans are deferred and recognized when the loans are sold.

         Allowance for Loan Losses

         On an ongoing basis, management monitors the loans receivable held for sale and evaluates the adequacy of the allowance for loan losses. In determining the adequacy of the allowance for loan losses, management considers such factors as historical loan loss experience, underlying collateral values, known problem loans, assessment of economic conditions and other appropriate data to identify the risks in the loans receivable held for sale. Loan losses are charged to the allowance for loan losses. Recoveries on loans previously charged off are credited to the allowance. Provisions for loan losses are charged to expense and credited to the allowance in amounts deemed appropriate by management based upon its evaluation of the known and inherent risks in the loans receivable held for sale.

         Servicing Rights and Excess Servicing Fee Receivable

         In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights," an amendment to Statement of Financial Accounting Standards No. 65 (SFAS 65). In April 1995, the Company adopted early application of SFAS 122. SFAS 122 requires an institution that purchases or originates mortgage loans and subsequently sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum basis aggregated by similar risk characteristics with any impairment recognized through a valuation allowance for each impaired stratum.

         The Company elected to retroactively implement SFAS 122 as of April 1, 1995. As a result, the Company capitalizes originated mortgage servicing rights (OMSR) that result from sales of mortgage loans with servicing retained where a clearly defined value of those rights are available.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         OMSR is capitalized using a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates, default and anticipated prepayment speeds. The prepayment speeds are determined from historical experience and market sources for fixed-rate mortgages with similar coupons and prepayment reports for comparable ARM loans.

         The OMSR is amortized to operations in proportion to and over the estimated lives of the loans, taking into account prepayment assumptions.

         Purchased mortgage servicing rights (PMSR) represents all of the Company's rights to service mortgage loans for investors that were acquired in the purchase by Fleet. PMSR was capitalized using a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates, default and anticipated prepayment speeds. The prepayment speeds are determined from historical experience and market sources for fixed-rate mortgages with similar coupons and prepayment reports on comparable ARM mortgages.

         The PMSR is amortized to operations in proportion to and over the estimated lives of the loans, taking into account prepayment assumptions.

         Excess servicing fee receivables (ESFR) result from the sale of loans on which the Company retains servicing rights. The amount of ESFR is determined by computing the difference between the weighted average yield of the loans sold and the yield guaranteed to the purchaser, adjusted for a normal servicing fee rate. Normal servicing fees are generally defined as the total of the minimum servicing fee which comparable mortgage issuers typically require servicers to charge and other costs borne by the Company, if any. The resulting excess servicing fee receivables are recorded as a gain in the year of sale equal to the present value of net cash flows to be received in future years. ESFR was capitalized using a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates, default and anticipated prepayment speeds. The prepayment speeds are determined from historical experience and market sources for fixed-rate mortgages with similar coupons and prepayment reports on comparable ARM mortgages.


         The ESFR was amortized using the effective interest method over the estimated lives of the loans, taking into account prepayment assumptions.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         OMSR, PMSR and ESFR are periodically reviewed for impairment by management. Impairment is assessed based upon the fair value of each risk stratum. Risk stratums are determined by the Company based upon many factors. Fair values take into account the historical prepayment activity of the related loans and management's estimates of the remaining future cash flows to be generated by the underlying mortgage loans. At any point in time in which OMSR, PMSR and ESFR are reviewed, an estimate of the future prepayment rates of the underlying mortgage loans is made by management. If the actual future prepayment rate proves to be higher than the estimate, impairment of OMSR, PMSR and ESFR could occur.

         Servicing Fee Income

         Servicing fee income represents revenue earned for servicing real estate mortgage loans owned by investors. The fees are equal to the servicing amount agreed with the investors, net of amortization of excess servicing fee receivables, originated mortgage servicing rights and purchased mortgage servicing rights. Also included in servicing revenue are late charges and miscellaneous loan servicing income.

         Loans services for others are not included on the Company's balance sheets. The Company's policy is to sell all mortgages on nonrecourse or limited recourse terms. In accordance with these terms, foreclosure losses are the responsibility of the investor, although the Company incurs certain administrative costs of foreclosure on these loans.

         Residual Interests in Securitization

         The accompanying balance sheets include residual interests in securitization (residual) of real estate mortgage investment conduits (REMICs) which are recorded as a result of the Company's securitization of mortgage loans through various special purpose trust vehicles. The Company estimates future cash flows from these residuals and values them utilizing assumptions that it believes are consistent with those that would be utilized by an unaffiliated third-party purchaser and records them as available-for-sale securities at fair value in accordance with SFAS 115, "Accounting for Certain Debt and Equity Securities." Unrealized gains and losses are excluded from earnings and reported as a separate component of stockholder's equity, net of the related tax effect. To the Company's knowledge, there is no active market for the purchase or sale of these residuals.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         The fair value of the residual is determined by computing the present value of the excess of the weighted average coupon on the loans sold over the sum of: (1) the coupon on the senior interests, (2) a base servicing fee paid to servicer of the loans, (3) expected losses to be incurred on the portfolio of loans sold over the lives of the loans, and (4) fees payable to the trustee, insurer and other fees. Prepayment assumptions used in estimating the cash flows are based on recent evaluations of the actual prepayments of the Company's servicing portfolio or on market prepayment rates on new portfolios, taking into consideration the current interest rate environment and its expected impact on future prepayment rates. The estimated cash flows expected to be received by the Company are discounted at an interest rate that the Company believes an unaffiliated third-party purchaser would require as a rate of return on such a financial instrument. To the extent that actual future excess cash flows are different from estimated excess cash flows, the fair value of the Company's residual could become impaired.

         The Company is required under the terms of the securitization to build overcollateralization to specified levels using the excess cash flows described above until set percentages of the securitized portfolio are attained. Future cash flows to the residual holder are all held by the REMIC trust until a specific percentage of either the original or current certificate balance is retained which is specified in the securitization agreement. The certificate holders' recourse to the Company for credit losses is limited to the amount of overcollateralization held by the REMIC trust. Upon maturity of the certificates, any remaining amounts in the trust are distributed. The current amount of any overcollateralization balances held by the trust are recorded by the Company as part of its residual.

         Goodwill

         The Company has classified as goodwill the cost in excess of fair value of the Company's net assets (including tax attributes) acquired in the purchase by Fleet. Goodwill is being amortized on a straight-line method over 15 years. The Company periodically reviews goodwill to assess recoverability from projected profitability and undiscounted net cash flows of the Company, and impairments would be recognized in operating results if a permanent diminution in value were to occur.


         Real Estate Owned

         Real estate owned represents properties acquired through foreclosure. Real estate owned is carried at fair value less estimated costs to sell. Fair value is the amount the Company could reasonably expect to receive in a current sale between a willing buyer and willing seller.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                   Notes to Financial Statements, Continued

         Office Property and Equipment

         Office property and equipment are stated at cost. The straight-line method of depreciation is followed for financial reporting purposes. Depreciation and amortization are provided in amounts sufficient to relate the cost of assets to operations over their estimated service lives or the lives of the respective leases. The estimated service lives for furniture and office equipment, computer hardware/software and building and leasehold improvement are 5 years, 3 years and 40 years, respectively.

         Financial Statement Presentation

         The Company prepares its financial statements using an unclassified balance sheet presentation as is customary in the mortgage banking industry. A classified balance sheet presentation would have aggregated current assets, current liabilities and net working capital as of December 31, 1996 as follows:

         Current assets                          $ 107,367,666
         Current liabilities                       122,973,520
                                                 -------------

                  Net working capital
                     (deficit)                   $ (15,605,854)
                                                 ==============

         Errors and Omissions Policy

         In connection with the Company's loan servicing activities, the Company has Fidelity Bond and Errors and Omissions insurance coverage of $50 million each at December 31, 1996 through Fleet.

         Income Taxes

         Income taxes are provided by the Company based on income reported for financial accounting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in rates is recognized in income in the period that includes the enactment date.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         Use of Estimates

         Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with generally accepted accounting principles. Actual results could differ from these estimates.

         Advertising

         The Company accounts for its advertising costs as nondirect response advertising. Accordingly, advertising costs are expensed as incurred.

         Reclassification

         Certain amounts for 1995 have been reclassified to conform to 1996 presentation.

         Recent Accounting Developments

         In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125 (FASB 125), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." FASB 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. FASB 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. FASB 125 is effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. FASB 125 will require the Company to allocate the total cost of mortgage loans sold in a securitization between the portion of the loans sold and those retained such as residual interests in securitization based on their relative fair values. The Company will be required to assess the residual interests in securitization for impairment based upon their fair value. The pronouncement also will require the Company to provide additional disclosure about the residual interests in securitization and to account for these assets at fair value in accordance with SFAS 115.

         Management of the Company does not expect that adoption of FASB 125 will have a material impact on the Company's financial position, results of operations or liquidity.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

(2)      PARENT COMPANY MATTERS

         On September 6, 1994, PHMC entered into a definitive merger agreement with Fleet National Bank (Fleet). Such definitive merger agreement was renegotiated, and PHMC entered into an amended and restated merger agreement on January 18, 1995.

         On March 3, 1995, Fleet consummated the merger with PHMC by purchasing all of the outstanding stock of PHMC. Summarized below are the assets and liabilities allocated to the Company and recorded at fair value at the date of acquisition:

                                                                       VALUE OF ASSETS
                                                                          ACQUIRED
                                                                       AND LIABILITIES
                                                                           ASSUMED
                                                                       ---------------
         Assets:
             Cash and cash equivalents                                 $       101,522
             Loans receivable held for sale, net                            20,040,045
             Office property                                                 2,975,000
             Furniture and equipment                                         1,556,753
             Purchased mortgage servicing rights                             3,982,099
             Deferred taxes                                                  1,709,432
             Other assets                                                     (707,737)
             Excess purchase price over fair value
               of net assets acquired (goodwill)                            17,872,319
                                                                       ---------------

                    Total assets                                       $    47,529,433
                                                                       ===============

         Liabilities:
             Borrowings from parent company                            $    22,663,026
             Other liabilities                                               2,085,407
                                                                       ---------------

                    Total liabilities                                  $    24,748,433
                                                                       ===============
                    Purchase price and other acquisition costs         $    22,781,000
                                                                       ===============

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         The excess purchase price over the fair value of net assets acquired is being amortized using the straight-line method over 15 years. For the year ended December 31, 1996 and period from March 3, 1995 to December 31, 1995, $1,166,044 and $1,018,350, respectively, were deducted from income before income taxes in the accompanying statement of income as a result of the amortization of the excess of purchase price over fair value of net assets acquired.

         The deferred income taxes payable was adjusted by $457,984 as the deferred income tax effect on goodwill was revised from the earlier estimate. The adjustment was made within one year of acquisition.

         Unaudited Pro forma Summary of Operations

         The following Unaudited Pro forma Summary of Operations presents a Pro forma Summary of Operations for the Company for the year ended December 31, 1995. The Unaudited Pro forma Summary of Operations is presented as if the purchase of the Company by Fleet had been effective as of January 1, 1995 and was adjusted solely for the amortization of purchase accounting adjustments. The Unaudited Pro forma Summary of Operations data is intended for informational purposes only and is not necessarily indicative of the future results of operations of the Company, or the results of operations that would have actually occurred had the purchase been in effect for the full periods presented.

                                                      1995
                                                   -----------

           Total income                            $43,129,011
           Total expenses                           31,653,768

                                                   -----------

                  Income before taxes               11,475,243

           Income taxes                              5,310,818
                                                   -----------

                  Net income                       $ 6,164,425
                                                   ===========

(3)      LOANS RECEIVABLE HELD FOR SALE

         A summary of loans receivable held for sale, at the lower of cost or market at December 31, 1996 and 1995 follows:

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued



                                                  1996              1995
                                          ------------------  ------------------

           Mortgage loans receivable      $    86,185,479       52,807,093
           Net deferred origination costs       1,308,859          950,571
           Allowance for loan losses           (1,082,541)        (805,030)
                                           ------------------ ------------------
                                               86,411,797       52,952,634

           Allowance for cost basis in
             excess of market value                    --               --
                                           ------------------ ------------------

                                          $    86,411,797       52,952,634
                                           ================== ==================


         A summary of changes in the allowance for loan losses for the period indicated:


                                                                                 Period from
                                                                                March 3, 1995          Period from
                                                             Year ended              to              January 1, 1995

                                                             December 31,        December 31,          to March 2,
                                                                1996                1995                 1995
                                                           ----------------     --------------       --------------
                                                                                  Successor           Predecessor
                                                                                --------------       --------------
         Balance at beginning of period                    $    805,030              368,220             245,170
         Provision (credit) for loan losses                     999,896            1,107,451             (19,010)
         Charge-offs, net of recoveries                        (722,385)            (670,641)            142,060
                                                           ----------------     ---------------      --------------
           Balance at end of
             period                                        $  1,082,541              805,030             368,220
                                                           ================     ===============      ==============



(4)      LOAN SERVICING

         The Company's portfolio of mortgage loans serviced for others was comprised of approximately $1.6 billion and $1.3 billion at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, the Company was responsible for the subservicing of approximately $270 million and $23 million, respectively. The terms of these subservicing agreements are consistent with the terms of the Company's other servicing agreements.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         At December 31, 1996 and 1995, 35% and 47%, respectively, of the servicing portfolio was collaterized by real estate properties located in California.

         Fiduciary bank accounts are maintained on behalf of investors and for impounded collections. These bank accounts are not assets of the Company and are not reflected in the accompanying financial statements. These amounts are as follows at December 31, 1996 and 1995:

                                                  1996         1995
                                              -----------   -----------
         Impounded collections, taxes and
            insurance                        $  5,672,389     3,755,694
         Principal and interest collections    37,141,476    20,329,200
                                              -----------   -----------


                                             $ 42,813,865    24,084,894
                                              ===========   ===========


         Subsequent to PHMC's entering into the definitive merger agreement with Fleet, the Company commenced selling mortgage loans to Fleet Finance, an affiliate of Fleet. The Company sold mortgage loans of approximately $0, $960,000 and $70 million to Fleet Finance and recorded gains on sales of such mortgage loans of approximately $0, $0 and $2.4 million, respectively, for the year ended December 31, 1996, period from March 3, 1995 to December 31, 1995 and period from January 1, 1995 to March 2, 1995.

         The following is a summary of the activity in ESFR for the periods indicated:


                                                                           Period from
                                                                          March 3, 1995
                                                   Year ended                  to                  Period from
                                                   December 31,            December 31,           January 1, 1995
                                                      1996                    1995                to March 2, 1995
                                                   --------------         --------------         -----------------
                                                                             Successor              Predecessor
                                                                          --------------         -----------------
         Balance, beginning of period              $        --                    --                 2,578,411
         Additions                                          --                    --                   743,090
         Amortization                                       --                    --                  (133,873)
         Purchase adjustment                                --                    --                (3,187,628)
                                                   --------------         -------------          -----------------
              Balance, end of period               $        --                    --                      --
                                                   ==============         =============          =================

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         The following is a summary of the activity in PMSR for the periods indicated:




                                                                           Period from
                                                                             March 3,               Period from
                                                    Year ended               1995 to                 January 1,
                                                    December 31,           December 31,               1995 to
                                                       1996                   1995                 March 2, 1995
                                                -----------------         --------------          ---------------
                                                                            Successor               Predecessor
                                                                          --------------          ---------------
         Balance, beginning of period          $     3,112,046                      --                       --
         Purchase adjustment                              --                 3,982,099                      --
         Additions                                        --                       --                       --
         Amortization                                (913,237)                (870,053)                     --
                                                ----------------          ---------------          ---------------
                 Balance, end of period        $    2,198,809                3,112,046                      --
                                                ================          ===============          ===============


                 The following is a summary of the activity in OMSR for the periods indicated:

                                                                          Period from             Period from
                                                 Year ended              March 3, 1995             January 1,
                                                 December 31,                 to                    1995 to
                                                     1996               December 31, 1995         March 2, 1995
                                                ----------------        -----------------       ----------------
                                                                            Successor              Predecessor
                                                                        -----------------       ----------------
         Balance, beginning of  period          $   2,973,183                     --                        --
         Additions                                  4,893,229               3,205,541                       --
         Amortization                              (1,642,039)               (232,358)                      --
                                                ----------------        -----------------        ---------------

                  Balance, at end of period     $   6,224,373               2,973,183                       --
                                                ================        =================         ==============


         For the purpose of measuring impairment, the Company stratified the capitalized OMSR and PMSR using the following risk characteristics: loan sale date (which approximates date of origination); and loan type (6-month adjustable, 3-year adjustable and 30-year fixed). Impairment of the respective portfolios with similar risk characteristics is measured utilizing their estimated fair value.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         Servicing fee income, net, consisted of the following for the periods indicated:

                                                                      Period from
                                               Year Ended           March 3, 1995 to        Period from
                                               December 31,           December 31,        January 1, 1995
                                                  1996                  1995              to March 2, 1995
                                           -------------------      ----------------      ------------------
                                                                       Successor             Predecessor
                                                                    ----------------      ------------------
         Servicing fee incom               $     7,224,511               3,857,457                 574,088
         Amortization of PMSR, OMSR
            ESFR                                (2,555,276)             (1,102,411)               (133,873)
         Other, net                              3,224,509               2,218,272                  83,269
                                           ----------------         ----------------      ----------------
              Servicing fee income, net    $     7,893,744               4,973,318                 523,484
                                           ================         ================      ================



         A summary of the Company's foreclosure advances, escrow advances and principal and interest advances which are included in other assets at December 31 follows:

                                              1996          1995
                                           -----------   -----------

         Foreclosure advances              $ 2,178,382       586,453
         Escrow advances                     2,898,069     1,231,569
         Principal and interest advances     2,460,582     1,139,311
                                           -----------   -----------
                                           $ 7,537,033     2,957,333
                                           ===========   ===========

(5)      RESIDUAL INTERESTS IN SECURITIZATION

         A summary of residual interests in securitization at December 31, 1996 and 1995 follows:

                                                   1996          1995
                                                -----------   -----------


         Balance, beginning of year             $      --          --
         Residual interest in securitization    20,393,907         --
         Amortization                                  --          --
                                               -----------     -----------
                  Balance, end of year         $20,393,907         --
                                               ===========     ===========

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         The Company determines fair value by discounting the estimated cash flows of the residual interest in each securitization. The most significant assumption the Company utilizes to estimate these cash flows are estimated annual prepayments (approximately 27% to 30%) and estimated credit losses (approximately 0.92% to 1.30% annually). These cash flows are then discounted at a rate it believes a purchaser would require as a rate of return (approximately 13% to 15%) for similar investments.

         At December 31, 1996, the Company held as available-for-sale the residual interests in securitization.

(6)      REAL ESTATE OWNED

         Changes in the allowance for losses on real estate owned is as follows:

                                                       December 31
                                                  ----------------------
                                                     1996         1995
                                                  ---------    ---------

         Balance, beginning of year               $ 48,866         --
         Add provisions                            977,196       48,866
         Less charge-offs                         (698,502)        --
                                                  ---------     --------
              Balance, end of year                $ 327,560       48,866
                                                  =========     ========


(7)      OFFICE PROPERTY AND EQUIPMENT

         Office property and equipment consist of the following at December 31:

                                                        1996            1995
                                                     -----------    -----------

         Land, building and leasehold improvements   $ 3,830,427      3,015,468
         Furniture and office equipment                3,614,651      1,853,561
                                                      ----------     -----------
                                                       7,445,078      4,869,029
         Less accumulated depreciation and
            amortization                              (1,267,962)      (514,150)
                                                      -----------    -----------

                                                     $ 6,177,116      4,354,879
                                                      ===========    ===========

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         At December 31, 1996, included in office property is an office building owned by the Company, with a net carrying value of $2,862,266, which is held for sale and accounted for at the lower of cost or market. This building was transferred to the Company as part of the merger of PHMC with Fleet.

(8)      RELATED PARTY TRANSACTIONS

         Borrowings from Parent Company

         Borrowings from Fleet, FHMC and the Bank consist of the following at December 31:

                                                      1996            1995
                                                  --------------   ----------

         Unsecured revolving line of credit
            with Fleet                            $  106,980,279   55,813,411
                                                  ==============   ==========


         Effective March 3, 1995, the Company entered into an unsecured revolving line of credit agreement with Fleet. The interest rate charged to the Company represents Fleet's average cost of short-term and variable rate borrowings. The interest rate at December 31, 1996 and 1995 was 5.6% and 6.1%, respectively. Interest paid to Fleet totaled $8,543,910 and $5,865,493, respectively, for the year ended December 31, 1996 and for the period from March 3, 1995 to December 31, 1995.

         In 1993, the Company entered into a loan participation agreement with the Bank under which the Bank purchases participation interests in certain loans owned by the Company. The Bank is paid interest on the loans at the borrower's note rate. Interest expense paid to the Bank totaled $342,611 for the period from January 1, 1995 to March 2, 1995.

         SUBSERVICING AGREEMENT

         For the period January 1, 1995 to April 30, 1995, an affiliated company, Plaza Home Mortgage Servicing Corporation, provided certain loan servicing functions for all of the Company's loans held for sale and all loans sold for which the Company owned servicing rights. Included as a reduction of servicing fee income for the period from March 3, 1995 to December 31, 1995 and the period from January 1, 1995 to March 2, 1995 was $163,261 and $122,325, respectively, were fees related to these services.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         OFFICE SPACE LEASE AGREEMENT

         On April 1, 1995, the Company entered into a lease agreement with an affiliated company, Fleet Mortgage Corporation, whereby the Company leases certain office space in the building owned by the Company. Lease income for the year ended December 31, 1996 and period from March 3, 1995 to December 31, 1995 was $194,437 and $306,725, respectively, and is included in other income.

         ADMINISTRATION COSTS

         Included in other operating expenses are $1,007,446 and $118,723 for the years ended December 31, 1996 and 1995, respectively, representing administrative costs charged by the parent company.

(9)      COMMITMENTS AND CONTINGENCIES

         The Company conducts its operations in leased facilities. The noncancelable lease agreements, classified as operating leases, expire at various dates through 2002. Minimum rental commitments for these leases are as follows:

                     Year ending December 31:

                               1997             $        1,348,616
                               1998                      1,467,962
                               1999                        673,776
                               2000                        197,597

                               2001                        128,808
                               2002                        113,950
                                                     ----------------

                                                $        3,930,709
                                                     ================

         Included in occupancy expense are facilities rental expense of $1,255,536, $734,711 and $134,964 for the year ended December 31, 1996, the period from March 3, 1995 to December 31, 1995 and from January 1, 1995 to March 2, 1995, respectively.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments represent commitments to fund loans. These instruments involve, to varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the financial statements. The interest rate risk is mitigated by the Company's commitments to sell loans to investors and option positions on interest rate-sensitive investments. The credit risk is mitigated by the Company's evaluation of the creditworthiness of potential borrowers on a case-by-case basis.

         Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Also, external market forces impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

         The Company had commitments to fund loans of approximately $40 million and $34 million at December 31, 1996 and 1995, respectively.

         The Company had no commitments to sell loans at December 31, 1996 and 1995.

         The Company has entered into whole loan sale agreements with investors in the normal course of business which include standard representations and warranties customary to the mortgage banking industry. Violations of these representations and warranties may require the Company to repurchase loans previously sold. In the opinion of management, the potential exposure related to the Company's loan sale agreements will not have a material adverse effect on the financial position and operating results of the Company. In accordance with these loan sale agreements, the Company repurchased loans with an outstanding principal balance of approximately $2,739,955, $807,000 and $745,000 for the year ended December 31, 1996 and period from March 3, 1995 to December 31, 1995 and from January 1, 1995 to March 2, 1995, respectively. At December 31, 1996 and 1995, included in other liabilities are $1,718,089 and $1,586,239, respectively, in allowances related to possible off-balance sheet recourse and repurchase agreement provisions.

         The Company is a party to legal actions arising in the normal course of business. In the opinion of management, based in part on discussions with outside legal counsel, resolution of such matters will not have a material adverse effect on the financial position and operating results of the Company.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

(10)     INCOME TAXES

         Pursuant to a tax-sharing agreement, the Company joins with its parent and other affiliates in filing consolidated Federal and state income tax returns. This agreement specifies that members of the consolidated group pay or receive funds based on their respective taxable income or loss.

         Components of the Company's provision for income taxes for the periods indicated are as follows:


                                                Period from
                                               March 3, 1995      Period from
                                  Year ended        to           January 1, 1995
                                 December 31,   December 31,       to March 2,
                                    1996           1995               1995
                                 -----------   -------------     --------------
                                                 Successor         Predecessor
                                               -------------     --------------
         Current:
                   Federal        $ 6,420,604    3,539,000            433,000
                   State            2,007,000    1,193,646            162,000
                                 ------------  -------------     --------------
                                    8,427,604    4,732,646            595,000
         Deferred:
                   Federal          1,212,110         --                 --
                   State               64,221         --                 --

                                 ------------  -------------     --------------
                                    1,276,331         --                 --
                                 ------------  -------------     --------------
                                  $ 9,703,935    4,732,646            595,000
                                 ============  =============     ==============

         Actual income taxes (benefit) differs from the amount determined by applying the statutory Federal rate of 35% for the year ended December 31, 1996 and period from March 3, 1995 to December 31, 1995 and 34% for period from January 1, 1995 to March 2, 1995 to earnings before taxes as follows:


                      OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

                                                  Period from
                                                 March 3, 1995    Period from
                                    Year ended        to         January 1, 1995
                                   December 31,   December 31,     to March 2,
                                      1996           1995             1995
                                   -----------   -------------   --------------
                                                   Successor       Predecessor
                                                 -------------   --------------
         Computed "expected"
              income taxes         $ 7,701,355     3,600,000         489,000
         Amortization of goodwill      489,738       356,776             --
         State tax, net              1,512,842       775,870         104,000
         Other                            --            --             2,000
                                   -----------   -------------   --------------
                                   $ 9,703,935     4,732,646         595,000
                                   ===========   =============   ==============

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                          1996        1995
                                                      ----------   ------------
         Deferred tax assets:
           Office property                            $  440,197    1,211,000
           Allowance for possible loan losses            492,556      190,000
           Accruals for tax purposes not deductible      868,027      206,000
           Purchased mortgage servicing rights         1,035,339      139,000
           State taxes                                   144,336         --

           Nonaccrual interest                           407,415         --
           Other                                          14,738       21,448
                                                      -----------   -----------
                                                       3,402,608    1,767,448
                                                      -----------   -----------

         Deferred tax liabilities:
           Deferred loan fees                           (595,531)    (173,000)
           Originated mortgage servicing rights       (2,831,960)          --
           Other                                             --      (243,000)
                                                      -----------   ---------
                                                      (3,427,491)    (516,000)
                                                      -----------   ----------

         Net deferred income tax asset (liability)    $  (24,883)   1,251,448
                                                      ===========   ==========

         The valuation allowance for deferred tax assets was $0 at December 31, 1996 and 1995. The net change in the total valuation allowance for the year ended December 31, 1996 was $0.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         Deferred tax assets are initially recognized for differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible amounts and net operating loss and tax credit carryforwards. A valuation allowance is then established to reduce that deferred tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or tax credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carryback,
         (2) future taxable income that will result from the reversal of existing taxable temporary differences, (3) future taxable income generated by future operations and (4) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire.

(11)     SIGNIFICANT CUSTOMERS


         The Company has entered into a number of transactions with customers which each accounted for more than ten percent of the companies loan sales including affiliates of two major investment bankers and a financial services company. These transactions include a whole loan sales agreement, under which the investment bankers and the financial services company agree to periodically purchase certain loans from the Company in anticipation of securitization of the loans into a real estate mortgage investment conduit. During the year ended December 31, 1996, the period from March 3, 1995 to December 31, 1995 and the period from January 1, 1995 to March 2, 1995, the Company sold a total of approximately $551 million, $497 million and $28 million, respectively, of loans held for sale under this agreement and recognized gross gains on sales of approximately $27.8 million, $25.8 million and $1 million, respectively.

         The Company also securitized loans receivable on a nonrecourse basis with a real estate mortgage investment conduit affiliated to one of the investment bankers described above. During the year ended December 31, 1996, the Company securitized a total of approximately $275 million of loans held for sale and recognized gains on sales of approximately $20.4 million.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

(12)     FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair value of financial instruments is made using estimated fair value amounts that have been determined using available market information and appropriate valuation methodologies considered appropriate by the Company. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

         The estimated fair values of the Company's financial instruments are as follows:

                                                       December 31, 1996
                                                 -----------------------------
                                                   Carrying             Fair
                                                    value              value
                                                 -------------      -----------

         Financial assets:
               Cash and cash equivalents        $  2,931,629          2,931,629
               Loans receivable held for sale,
               net                                86,411,797         89,612,367
         Residual interests in
               securitization                     20,393,907         20,393,907

         Financial liabilities - borrowing
             from parent company                 106,869,989        106,869,989

         Off balance sheet items:
          Mortgage loan applications in
          process with locked interest
          rates                                          --           2,015,033
         Mandatory forward commitments                   --            (219,269)
                                                ============        ===========

         The following methods and assumptions were used in estimating the Company's fair value disclosures for financial instruments.

         Cash and Cash Equivalents

         The fair value of cash and cash equivalents approximates the carrying value reported in the balance sheet to the short-term nature of the investments.

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         Loans Receivable Held for Sale, net

         The fair value of mortgage loans held for sale is determined in the aggregate based on outstanding commitments from investors or current investor yield requirements.

         Residual Interests in Securitization

         The residual interest in securitization was unrated and as such there was no current established market values. Estimates of the fair market value based on discounted cash flow analysis indicates that the carrying value of the certificate approximates its fair value.

         Borrowings from Parent Company

         The carrying value reported in the balance sheet approximates fair value as the borrowings from parent company are due upon demand and bear interest at a rate that approximates current market interest rates for similar type borrowings from a parent company. The Company would not necessarily be able to borrow similar amounts from third-parties as a separate Company.

         Mortgage Loan Applications in Process with Locked Interest Rates

         The fair value of mortgage loan applications in process with locked interest rates is determined in the aggregate based on expected fundings and outstanding commitments from investors or current investor yield requirements.

         Mandatory Forward Commitments

         The fair value of mandatory forward commitments is based on quoted market prices of the related loans.

(13)     EMPLOYEE BENEFIT PLANS

         On January 1, 1996, the Company established the Option One Mortgage Corporation Retirement Plus Plan (the Plan) for the benefit of eligible employees and their beneficiaries. The Plan is a defined contribution 401(k) plan which allows eligible employees to save for retirement through pretax contributions. Prior to establishment of the Plan, the Company participated in PHMC's 401(k) plan. Company contributions to the Plan and PHMC's 401(k) are/were discretionary and for the year ended December 31, 1996 and period from

                       OPTION ONE MORTGAGE CORPORATION
                          (A Wholly Owned Subsidiary
                 of Fleet Holding Corporation, Rhode Island)

                    Notes to Financial Statements, Continued

         March 3, 1995 to December 31, 1995 and from January 1, 1995 to March 2, 1995, the Company made $153,406, $0 and $0 contributions, respectively, to these Plans.

(14)     SUBSEQUENT EVENT

         In January 1997, the parent company announced that it will attempt to seek qualified buyers to sell its investment in the Company. As a result, the realized price for the Company may not necessarily be consistent with the financial statements amounts.

                                 H&R BLOCK, INC.

                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

DESCRIPTION OF TRANSACTION

                  On June 17, 1997, H&R Block, Inc. (the "Company") completed its acquisition of Option One Mortgage Corporation ("Option One") from Fleet Financial Group, Inc. ("Fleet"). The cash purchase price was equal to $190 million plus adjusted stockholder's equity of Option One on the closing date of $28.1 million. In accordance with the terms of the agreement, adjusted stockholder's equity represents stockholder's equity less goodwill recorded by Option One as of the closing date. In addition, the Company agreed to make a cash payment to Fleet to eliminate intercompany loans made by Fleet to Option One to finance its mortgage loan business.

PRO FORMA FINANCIAL STATEMENT ASSUMPTIONS

                  The Company's fiscal year end is April 30. Accordingly, the accompanying pro forma balance sheet is as of April 30, 1997, and assumes that the acquisition of Option One occurred on that date. The accompanying pro forma income statement is for the year ended April 30, 1997, and assumes that the acquisition of Option One occurred on May 1, 1996. Since these pro forma financial statements are as of April 30 and are based on preliminary information related to the purchase, the actual purchase adjustments will differ from those as presented herein.

                  The pro forma financial statements assume that: (i) Since the adjusted stockholder's equity of Option One as of April 30, 1997 was $21.979 million, the purchase price at April 30, 1997 was $211.979 million, (ii) the Company financed the acquisition through the issuance of $250 million in seven-year medium-term notes at a fixed interest rate of 7.2% per annum, (iii) the Company used its existing commercial paper program to obtain cash to repay Fleet for intercompany advances, (iv) the carrying value of Option One's assets and liabilities approximated fair market value on the date of acquisition, with the exception of mortgage loans held for sale, and (v) goodwill arising from the transaction will be amortized on a straight-line basis over 15 years. Since the Company regularly securitizes or otherwise sells its mortgage loans held for sale, the related premiums or discounts on such loans are not amortized or accreted, respectively.

                                 H&R BLOCK, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                                                  Pro Forma
                                                       Consolidated    Option One    Subtotal    Adjustments          Pro Forma
                                                       ------------    ----------    --------    -----------          ---------
         CURRENT ASSETS:
              Cash and cash equivalents                 $  595,851     $   6,788    $  602,639     $      -          $  602,639
              Marketable securtie                           84,362            -         84,362            -              84,362
              Receivables, net                             418,959            -        418,959            -             418,959
              Mortgage Loans held for sale, net            106,818       225,906       332,724        11,656  (1)       344,380
              Prepaid expenses and other
                 current assets                             64,008        33,131        97,139            -              97,139
                                                        ----------      --------    ----------   -----------         ----------
                   Total current assets                  1,269,998       265,825     1,535,823        11,656          1,547,479

         INVESTMENTS AND OTHER ASSETS:
              Investments in marketable securities          20,887            -         20,887            -              20,887
              Excess of cost over fair value of
                 net tangible assets acquired               80,133        15,291        94,424       163,553  (1)       258,977
              Deferred subscriber acquisition
                 costs, net                                 43,959            -         43,959                           43,959
              Other                                         71,003         8,813        79,816            -              79,816
                                                        ----------      --------    ----------   -----------         ----------
                                                           215,982        24,104       240,086       163,553            403,639


         PROPERTY AND EQUIPMENT, net                       420,278         3,242       423,520            -             423,520
                                                        ----------      --------    ----------   -----------         ----------
                                                        $1,906,258      $293,171    $2,199,429     $ 175,209         $2,374,638
                                                        ==========      ========    ==========   ===========         ==========

         CURRENT LIABILITIES:
              Notes payable                             $  269,619     $ 235,961    $  505,580     $ (24,361) (2)    $  481,219
              Accounts payable, accrued expenses
                 and deposits                              193,628         4,585       198,213            -             198,213
              Accrued salaries, wages and payroll
                 taxes                                     120,709         2,195       122,904            -             122,904
              Accrued taxes on earning                     129,186        13,160       142,346       (13,160) (2)       129,186
                                                        ----------      --------    ----------   -----------         ----------
                   Total current liabilities               713,142       255,901       969,043       (37,521)           931,522


         NONCURRENT LIABILITIES:
              Medium-term notes                                 -             -             -        250,000  (1)       250,000
              Deferred income taxes                         25,750            -         25,750            -              25,750

              Other noncurrent liabilities                  38,952            -         38,952                           38,952
                                                        ----------      --------    ----------   -----------         ----------
                                                            64,702            -         64,702       250,000            314,702


         MINORITY INTEREST                                 129,317            -        129,317            -             129,317

         STOCKHOLDERS' EQUITY:
              Common stock                                   1,089            -          1,089            -               1,089
              Convertible preferred stock                        4            -              4            -                   4
              Additional paid-in capital                   502,308        15,781       518,089       (15,781) (1)       502,308
              Retained earnings                            684,071        21,489       705,560       (21,489) (1)       684,071
                                                        ----------      --------    ----------   -----------         ----------
                                                         1,187,472        37,270     1,224,742       (37,270)         1,187,472
              Less cost of common stock in treasury        188,375            -        188,375            -             188,375
                                                        ----------      --------    ----------   -----------         ----------
                                                           999,097        37,270     1,036,367       (37,270)           999,097
                                                        ----------      --------    ----------   -----------         ----------
                                                        $1,906,258      $293,171    $2,199,429     $ 175,209         $2,374,638
                                                        ==========      ========    ==========   ===========         ==========

                                     F-34

             The accompanying notes are an integral part of this
                        pro forma financial statement.

                                 H&R BLOCK, INC.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                                 APRIL 30, 1997

                             (AMOUNTS IN THOUSANDS)

(1) Adjustment to the balance sheet is made to record the changes in goodwill and medium-term borrowing resulting from the purchase of Option One, as if the transaction had occurred on April 30, 1997.

         The computation of the purchase price is as follows:

         Premium paid                                                 $ 190,000
         Plus:  Stockholder's equity:
                Additional paid-in capital              15,781
                Retained earnings                       21,489
                                                       ---------
                                                                         37,270

         Less:  Goodwill recorded at Option
                One at April 30, 1997                                   (15,291)
                                                                      ---------

         CASH PURCHASE PRICE                                          $ 211,979
                                                                      =========

         The computation of goodwill to be recorded on the purchase is as follows:

         Assets purchased                                $ 293,171
         Less:  Goodwill recorded at Option One at
                April 30, 1997                             (15,291)
                Liabilities assumed                       (255,901)
         Plus:  Mortgage loans mark-to-market               11,656
                                                         ---------
         Net assets acquired                                33,635
                                                         ---------

         Cash purchase price                                            211,979
         Plus:  Estimated acquisition expenses                              500
         Less:  Net assets acquired                                     (33,635)
                                                                      ---------

         GOODWILL                                                       178,844
         Less:  Goodwill recorded at
                Option One at April 30, 1997                            (15,291)
                                                                      ---------

         PRO FORMA ADJUSTMENT TO GOODWILL                             $ 163,553
                                                                      =========


         The computation of medium-term notes issued is as follows:

         Cash purchase price                                          $ 211,979
         Plus:  Estimated acquisition expenses                              500
                Payment to Fleet for current
                income taxes payable                                     13,160
                Excess proceeds applied
                to outstanding notes payable                             24,361
                                                                      ---------

         TOTAL MEDIUM-TERM BORROWINGS                                 $ 250,000
                                                                      =========

                                 H&R BLOCK, INC.

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                            YEAR ENDED APRIL 30, 1997

                             (AMOUNTS IN THOUSANDS)

                                                                                               Pro Forma
                                                 Consolidated      Option One     Subtotal    Adjustments       Pro Forma
                                                 -----------      -----------   -----------   -----------      -----------
         REVENUES:
              Service revenues                   $  1,805,711     $     33,467  $  1,839,178          --       $  1,839,178
              Royalties                               110,519             --         110,519          --            110,519
              Other income                             13,433           73,571        87,004          --             87,004
                                                 ------------      -----------   -----------   -----------      -----------
                                                    1,929,663          107,038     2,036,701          --          2,036,701
                                                 ------------      -----------   -----------   -----------      -----------

         EXPENSES:
              Employee compensation and
                    benefits                          604,336           30,804       635,140          --            635,140
              Occupancy and equipment                 583,420            5,629       589,049          --            589,049
              Marketing and advertising               239,255              457       239,712          --            239,712
              Supplies, freight and postage            69,929            1,305        71,234          --             71,234
              Other                                   414,897           37,380       452,277        27,395 (1)      479,672
                                                  -----------      -----------   -----------   -----------      -----------
                                                    1,911,837           75,575     1,987,412        27,395        2,014,807
                                                  -----------      -----------   -----------   -----------      -----------

        Operating earnings                             17,826           31,463        49,289       (27,395)          21,894

        OTHER INCOME:
              Investment income, net                   20,730             --          20,730          --             20,730
                                                  -----------      -----------   -----------   -----------      -----------

         Earnings before income taxes and
             minority  interest                        38,556           31,463        70,019       (27,395)          42,624

         Taxes on earnings                             14,613           13,659        28,272       (10,164)(2)       18,108
                                                  -----------      -----------   -----------   -----------      -----------

         Net earnings before minority interest         23,943           17,804        41,747       (17,231)          24,516

         Minority interest in consolidated
             subsidiary                               (23,812)            --         (23,812)         --            (23,812)
                                                  -----------      -----------   -----------   -----------      -----------
         NET EARNINGS                             $    47,755      $    17,804   $    65,559   $   (17,231)     $    48,328
                                                  ===========      ===========   ===========   ===========      ===========


         Net earnings per share                   $      0.45                    $      0.62                    $      0.46
                                                  ===========                    ===========                    ===========

         Weighted average shares
                outstanding                           105,840                        105,840                        105,840
                                                  ===========                    ===========                    ===========

             The accompanying notes are an integral part of this
                        pro forma financial statement.

                                 H&R BLOCK, INC.

             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                            YEAR ENDED APRIL 30, 1997

                             (AMOUNTS IN THOUSANDS)

(1) Adjustment to the income statement is made to reflect the change in interest expense, goodwill and certain management expenses resulting from the purchase of Option One, as if the transaction had occurred on May 1, 1996.

         Interest expense on medium-term notes                   $ 18,000    (a)
         Decrease in interest expense on intercompany advances       (373)   (b)
         Increase in goodwill amortization                         10,734    (c)
         Management fees paid to Fleet                               (966)   (d)
                                                                 --------

         ADJUSTMENT TO OTHER OPERATING EXPENSES                  $ 27,395
                                                                 ========


         (a)The Company will issue medium-term notes of $250,000 to fund the purchase of Option One. The computation of the increased interest expense is as follows, using an assumed interest rate of 7.2%. The assumed rate is based on the average of seven year treasury constant maturities plus 50 basis points.

            Medium-term notes   $250,000
            Assumed rate             7.2%
                                --------

            Interest expense    $ 18,000
                                ========


         (b) Option One borrowed funds from Fleet to finance its mortgage loan business. The Company will continue to finance Option One's mortgage loan business through its commercial paper program. The variable interest rate Option One was paying to Fleet is higher than the rate the Company pays through its commercial paper program by approximately 30 basis points. The difference in interest expense was calculated on the monthly average borrowings of Option One and resulted in a decrease in interest expense of $373.

         (c) Goodwill related to the purchase of Option One is $178,844. The computation of goodwill amortization is as follows:

             Goodwill arising from the purchase of Option One          $178,844
             Divided by:  Amortization period (years)                        15
                                                                       --------

             Goodwill amortization                                       11,923
             Goodwill amortization previously recorded by Option One     (1,189)
                                                                       --------

             Increase in goodwill amortization                         $ 10,734
                                                                       ========

                                 H&R BLOCK, INC.

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                            YEAR ENDED APRIL 30, 1997

                             (AMOUNTS IN THOUSANDS)

      (d)Option One paid management fees to Fleet of $966 during the year ended April 30, 1997. These fees would be eliminated as intercompany charges on a consolidated basis.

(2) The tax effect of the adjustments to consolidated earnings is calculated at the Company's statutory federal rate and blended state rate for the year ended April 30, 1997 of 37.1%.

                                                                 Tax effect
                                                                 ----------

         Interest expense on medium-term notes       $ 18,000    $ (6,678)
         Interest expense on intercompany advances       (373)        138
         Goodwill amortization                         10,734      (3,982)
         Management fees paid to Fleet                   (966)        358
                                                     --------    --------

         PRO FORMA ADJUSTMENTS                       $ 27,395    $(10,164)
                                                     ========    ========

                                EXHIBIT INDEX

                   Exhibit No.            Description of Exhibit
                   -----------            ----------------------

                      23.1            Consent of Independent Auditors